Company Contact:	Investor Relations Contact:
China Sky One Medical, Inc.	CCG Elite Investor Relations Inc.
Ms. Xiaoyan Han, CFO	Mr. Crocker Coulson, President
Phone: 1335-999-3681	Phone: +1-646-213-1915 (New York)
Email: tdrhan@163.com	Email: crocker.coulson@ccgir.com
Website: www.ccgelite.com

FOR IMMEDIATE RELEASE

China Sky One Medical, Inc. Approved for Listing on the American Stock Exchange

HARBIN, China, May 23, 2008 -- China Sky One Medical, Inc. (OTC Bulletin Board: CSKI), a manufacturer, marketer and distributor of pharmaceutical, medicinal and diagnostic products in China, today announced that its common shares have been approved for listing on the American Stock Exchange (AMEX). The Company expects to begin trading on AMEX under the symbol “CSY”. This approval is contingent upon China Sky One Medical being in compliance with all applicable listing standards on the date it begins trading on the AMEX and may be rescinded if China Sky One Medical is not in compliance with such standards. Concurrent with its first trade on AMEX, China Sky One Medical will no longer be quoted on the Over-the-Counter Bulletin Board.

"Our listing on the AMEX is an important milestone for China Sky One Medical," said Mr. Yanqin Yu, Chairman and Chief Executive Officer of China Sky One Medical. "This provides access to a much broader investment base and should better position us to execute our future initiatives. We look forward to continuing to deliver outstanding returns for our shareholders."

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company whose principal operations are through its subsidiaries, which are engaged in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic kit products. Through its wholly-owned PRC based subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company Harbin First Bio- Engineering Company Limited and Heilongjiang Tianlong Pharmaceutical, Inc., the Company manufactures and distributes over-the- counter pharmaceutical products as its primary revenue source. For more information, visit http://www.skyonemedical.com.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

###